UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 5, 2011

Green Equity Holdings, Inc.
(Exact Name of registrant as specified in charter)

Nevada	000-52396	20-2889663
(State of incorporation or	(Commission File No.)	(I.R.S. Employer Identification
organization)		No.)

1015 W. Newport Center Drive
Suite 105
Deerfield Beach, FL 33442
(Address of Principal Executive Offices, Including Zip Code)

(954) 573-1709
(Registrant's Telephone Number, Including Area Code)

__________________________________
(Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[ ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b)

[ ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c)

Item 1.01.	ENTRY INTO A MATERIAL DEFINITE AGREEMENT

On April 5, 2011, the Company announced that it has a signed Letter of Intent (LOI) with a Houston-based private company to acquire a 250-acre oil and gas property located in Nueces County, Texas.

The property contains one producing well and proved undeveloped locations, which the Company anticipates to drill and complete in the next 60 days. Under the terms of the LOI, Green Equity Holdings will acquire the property for a price of $2,000,000, paid for in cash, promissory notes and/or Green Equity Holdings’ stock.

The purchase and sale agreement is expected to be signed by April 29, 2011, and is subject to the approval of the companies’ Board of Directors.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Effective April 20, 2011, the Company appointed Jesse Q. (Jack”) Ozbolt as President and CEO to replace Mr. Dias. Mr. Dias will continue to serve as a director until his successor has been elected at the next annual meeting of the Registrant's shareholders or until his earlier resignation, removal, or death.

Mr. Ozbolt currently does not have any employment agreement or other compensatory agreement in place with the Company, and is not presently being compensated for his service as an officer of the Company.

The Registrant has not entered into any transactions with Mr. Ozbolt described in Item 404(a) of Regulation S-K. Further, Mr. Ozbolt was not appointed pursuant to any arrangement or understanding between Mr. Ozbolt and any other person.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release of April 5, 2011

99.2	Press Release of April 20, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Green Equity Holdings, Inc.
(Registrant)

April 20, 2011	By: /s/ Jesse Q. Ozbolt
Jesse Q. Ozbolt
President & CEO,